UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2020 (September 30, 2020)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36407	77-0602661
(State or Other Juris-diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Henri A. Termeer Square Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	ALNY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter)or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Alnylam Pharmaceuticals, Inc. (the “Company”) leases office space located on the 12th, 13th and 16th floors at 101 Main Street, Cambridge, Massachusetts under a non-cancelable real property lease agreement by and between the Company and RREEF America REIT II CORP. PPP (the “Landlord”), dated as of April 15, 2015 (the “Lease”). The term of the Lease was set to expire on June 30, 2021.

On September 30, 2020, the Company and the Landlord entered into a First Amendment to Lease (the “First Amendment”), pursuant to which the term of the Lease with respect to the 12th and 13th floors was extended for an additional five years, through June 30, 2026. Under the Lease, as amended by the First Amendment, the Company has the option to extend the term of the Lease, as amended, for an additional five years. The term of the Lease shall expire and be terminated solely as to the 16th floor on June 30, 2021.

Beginning in July 2021, annual rent under the Lease, as amended by the First Amendment, will be $3.54 million for the first twelve months, with annual increases of 2.0 percent thereafter.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

As previously reported, on August 3, 2020, Barry E. Greene resigned from his position as President of the Company, effective September 30, 2020, following 17 years of service. In connection with his resignation, on September 30, 2020, Mr. Greene and the Company entered into a Letter Agreement under which he has agreed to provide consulting services to the Company for up to 10 hours per month, on an as needed basis, for a two-year period and also agreed to extend the length of certain pre-existing non-compete and non-solicitation obligations to remain in effect for two years following his resignation. During the two-year period ending September 30, 2022, Mr. Greene will receive as full compensation for his consulting services (i) cash compensation equal to $627,300, less lawful deductions, to be paid in bi-weekly installments during the period of October 1, 2020 through September 30, 2021, and (ii) continued vesting for all equity awards outstanding as of September 30, 2020 during the period from October 1, 2020 through September 30, 2022. All outstanding equity awards will cease vesting as of September 30, 2022 and will be exercisable for three months thereafter, or until tenth anniversary of the date of grant, whichever is earlier. The Company will also pay Mr. Greene, within 10 business days of September 30, 2020, a lump sum equal to 18 months of the Company’s portion of monthly COBRA premiums for Mr. Greene. Mr. Greene will also receive a cash bonus for fiscal year 2020 of $376,380, representing his target percentage award of 60% of current base salary under the Company’s Annual Incentive Program. The cash bonus for 2020 performance will be paid in January 2021. Under the Letter Agreement, Mr. Greene has agreed to a general release and certain other standard terms and conditions.

The foregoing summaries of the First Amendment and the Letter Agreement are not complete and are qualified in their entirety by reference to the complete text of the First Amendment and the Letter Agreement, each of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2020	ALNYLAM PHARMACEUTICALS, INC.

	By:	/s/ Laurie B. Keating
Laurie B. Keating
Executive Vice President, Chief Legal Officer and Secretary